Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Charles M. Boesel, 312/822-2592	Nancy M. Bufalino, 312/822-7757
Katrina W. Parker, 312/822-5167	John J. Hanrahan, 312/822-6586
David C. Adams, 312/822-2183
CNA FINANCIAL ANNOUNCES
1st QUARTER 2007 RESULTS
CHICAGO, April 30, 2007 — CNA Financial Corporation (NYSE: CNA) today announced first quarter of 2007 results, which included the following items:
•	Net operating income of $307 million.

•	Net income of $296 million, or $1.09 per diluted share.

•	Property & Casualty Operations combined ratio of 95.1%.

•	Net operating return on equity of 13.1%.

•	Book value per common share of $37.34 at March 31, 2007, as compared to $36.03 at December 31, 2006.

•	On April 25, 2007, the Board of Directors declared a quarterly cash dividend of $0.10 per share.

	Results for the Three Months
	Ended March 31
($ millions)	2007	2006

Net operating income (a)	$307	$234
Net realized investment (losses) gains	(13)	1

Net income from continuing operations	294	235
Net income (loss) from discontinued operations	2	(6)

Net income	$296	$229

(a)	Management utilizes the net operating income financial measure to monitor the Company’s operations. Please refer to Note N of the Consolidated Financial Statements within the 2006 Form 10-K for further discussion of this measure.

Diluted Earnings Per Share Results Available to Common Stockholders
	Results for the Three Months
	Ended March 31
	2007	2006

Net income from continuing operations (a)	$1.08	$0.84
Net income (loss) from discontinued operations	0.01	(0.02)

Net income	$1.09	$0.82

(a)	The three months ended March 31, 2006 per share results available to common stockholders from continuing operations are reduced by $19 million, or $0.07 per share, of undeclared but accumulated preferred stock dividends. The undeclared but accumulated preferred stock dividends relate to the Company’s Series H Cumulative Preferred Stock which was repurchased from Loews Corporation on August 8, 2006.
Net operating income from continuing operations for the three months ended March 31, 2007 increased $73 million as compared with the same period in 2006. The improvement in net operating income was due to increased net investment income, favorable net prior year development in the current year as compared to unfavorable net prior year development for the same period in 2006, and lower acquisition expenses. These increases to net operating income were partially offset by increased catastrophe losses. The Property & Casualty Operations produced combined ratios of 95.1% and 96.9% in the first quarter of 2007 and 2006.
“CNA came through with a very solid first quarter,” said Stephen W. Lilienthal, Chairman and Chief Executive Officer of CNA Financial Corporation. “Along with a 31% increase in net operating income, our core Property & Casualty Operations’ combined ratio improved nearly 2 points to 95.1%. We are also very pleased to have announced a common stock dividend for the first time in more than 30 years. Financially and operationally, CNA is stronger now than it has been for many years. This action symbolizes our number one commitment – delivering shareholder value.”
Net income for the three months ended March 31, 2007 increased $67 million as compared with the same period in 2006. This increase was due to increased net operating income from continuing operations, partially offset by decreased net realized investment results.
Net realized investment results decreased by $14 million for the three months ended March 31, 2007 compared with the same period in 2006. The decrease in net realized investment results was primarily driven by an increase in interest rate related other-than-temporary impairment losses.

Segment Results for the Three Months Ended March 31, 2007
					Corporate
	Standard	Specialty	Total P&C	Life & Group	& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income	$178	$118	$296	$2	$9	$307
Net realized investment (losses) gains	(18)	(6)	(24)	1	10	(13)

Net income from continuing operations	$160	$112	$272	$3	$19	$294

Segment Results for the Three Months Ended March 31, 2006
					Corporate
	Standard	Specialty	Total P&C	Life & Group	& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income (loss)	$133	$114	$247	$(3)	$(10)	$234
Net realized investment gains (losses)	9	2	11	(7)	(3)	1

Net income (loss) from continuing operations	$142	$116	$258	$(10)	$(13)	$235

Property & Casualty Operations Gross Written Premiums
	Three Months Ended March 31
($ millions)	2007	2006

Standard Lines	$1,585	$1,561
Specialty Lines	775	825

Total P&C Operations	$2,360	$2,386

Property & Casualty Operations Net Written Premiums
	Three Months Ended March 31
($ millions)	2007	2006

Standard Lines	$1,081	$1,110
Specialty Lines	650	648

Total P&C Operations	$1,731	$1,758

Property & Casualty Calendar Year Loss Ratios
	Three Months Ended March 31
	2007	2006

Standard Lines	69.6%	71.8%
Specialty Lines	61.5%	59.3%
Total P&C Operations	66.5%	67.2%
Total P&C Companies (a)	75.3%	75.2%

(a)	P&C Companies includes Standard Lines, Specialty Lines and P&C business written in Life and Group Non-Core and Corporate and Other Non-Core, including CNA Re and asbestos, environmental pollution and mass tort exposures.

Property & Casualty Calendar Year Combined Ratios
	Three Months Ended March 31
	2007	2006

Standard Lines	99.1%	103.4%
Specialty Lines	88.5%	85.6%
Total P&C Operations	95.1%	96.9%
Total P&C Companies (a)	104.5%	106.3%

(a)	P&C Companies includes Standard Lines, Specialty Lines and P&C business written in Life and Group Non-Core and Corporate and Other Non-Core, including CNA Re and asbestos, environmental pollution and mass tort exposures.

Property & Casualty Gross Accident Year Loss Ratios
	Accident year 2007	Accident year 2006	Accident year 2006
	Evaluated at	Evaluated at	Evaluated at
	March 31, 2007	December 31, 2006	March 31, 2007

Standard Lines	63.9%	68.0%	67.6%
Specialty Lines	62.9%	60.4%	59.6%
Total P&C Operations	63.6%	65.5%	65.0%

Property & Casualty Net Accident Year Loss Ratios
	Accident year 2007	Accident year 2006	Accident year 2006
	Evaluated at	Evaluated at	Evaluated at
	March 31, 2007	December 31, 2006	March 31, 2007

Standard Lines	69.6%	68.1%	67.9%
Specialty Lines	61.3%	60.3%	59.5%
Total P&C Operations	66.4%	65.2%	64.8%

Business Operating Highlights
Standard Lines includes standard property and casualty coverages sold to small and middle market commercial businesses primarily through an independent agency distribution system. This business also includes excess and surplus lines, as well as insurance and risk management products sold to large corporations.
•	Net written premiums decreased $29 million for the first quarter of 2007 as compared with the same period in 2006. Standard Lines retention declined 1 point to 79% as compared to the same period in 2006. Rates on average decreased 3% during the first quarter of 2007.

•	Net operating income increased $45 million for the first quarter of 2007 as compared with the same period in 2006. This increase was primarily driven by increased net investment income, favorable net prior year development in 2007 as compared to unfavorable net prior year development in 2006, and lower acquisition expenses. These increases to net operating income were partially offset by increased catastrophe losses of $12 million after-tax compared to the same period in 2006.

•	Net income for the first quarter of 2007 increased $18 million as compared with the same period in 2006. This improvement was primarily attributable to improved net operating income, partially offset by decreased net realized investment results.
Specialty Lines provides a broad array of professional, financial and specialty property and casualty products and services.
•	Net written premiums increased $2 million for the first quarter of 2007 as compared with the same period in 2006. Specialty Lines retention decreased 2 points to 86% as compared to the same period in 2006. Rates on average decreased 4% during the first quarter of 2007.

•	Net operating income increased $4 million for the first quarter of 2007 as compared with the same period in 2006. This increase was primarily driven by an increase in net investment income, partially offset by less favorable current accident year results.

•	Net income decreased $4 million for the first quarter of 2007 as compared with the same period in 2006. This decrease was attributable to reduced net realized investment results, partially offset by increased net operating income.
Life and Group Non-Core primarily includes the results of the life and group lines of business that have been placed in run-off. Net earned premiums relate primarily to the group and individual long term care businesses.
•	Net results for the first quarter of 2007 increased $13 million as compared with the same period in 2006. This increase was primarily due to improved net realized investment results and an increase in results for life settlement contracts.

Corporate and Other Non-Core contains certain corporate expenses such as interest on corporate debt, and losses and expenses related to the centralized adjusting and settlement of asbestos, environmental pollution and mass tort claims. In addition, this segment includes the results of certain property and casualty insurance run-off operations, including CNA Re.
•	Net results for the first quarter of 2007 increased $32 million as compared with the same period in 2006. The increase in net results was primarily due to improved net realized investment results, increased net investment income and decreased net prior year development. These favorable impacts were partially offset by an increase in interest costs on corporate debt.
Net Investment Income
Pretax net investment income for the first quarter of 2007 increased $38 million over the same period of 2006. The improvement was primarily driven by an increase in the overall invested asset base, improved period over period yields and a reduction of interest expense on funds withheld and other deposits. These increases were partially offset by a decrease in net investment income from limited partnerships and the trading portfolio. The decrease in income from the trading portfolio was largely offset by a corresponding decrease in the policyholders’ funds reserves supported by the trading portfolio.
About the Company
CNA is the country’s seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

Conference Call and Webcast Information:
A conference call for investors and the professional investment community will be held at 10:00 a.m. ET today. On the conference call will be Stephen W. Lilienthal, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (800) 810-0924 or for international callers, (913) 981-4900. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA Website (www.cna.com) for further details.
The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available on CNA’s website through May 7, 2007. The replay can also be accessed by dialing (888) 203-1112 or, for international callers, (719) 457-0820. The replay passcode is 3341936. Financial supplement information related to the first quarter results is available on the investor relations pages of the CNA Website or by contacting David Adams at (312) 822-2183.
FORWARD-LOOKING STATEMENT
This press release includes statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
In evaluating the results of the Standard Lines and Specialty Lines, management utilizes the combined ratio, the loss ratio, the expense ratio and the dividend ratio. These ratios are calculated using accounting principles generally accepted in the United States of America (GAAP) financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also contain financial measures that are not in accordance with GAAP. For reconciliations of non-GAAP measures to the most comparable GAAP measures, refer to this press release and the financial supplement posted on the Company’s website.
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